EXHIBIT 21.1

Subsidiaries of Black Bird Biotech, Inc.:

Black Bird Potentials Inc., a Wyoming corporation

Big Sky American Dist., LLC, a Montana limited liability company

Black Bird Hemp Manager, LLC, a Montana limited liability company